UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): September 25, 2012

NGP CAPITAL RESOURCES COMPANY

(Exact Name of Registrant as Specified in Charter)

Maryland	814-00672	20-1371499
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

909 Fannin, Suite 3800 Houston, Texas	77010
(Address of Principal Executive Offices)	(Zip Code)

(713) 752-0062

(Registrant's Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange ct (17 CFR 240.14d-2(B))

☐	Pre-commencement communications pursuant to Rule 13e-4(c)) under the Exchange Act (17 CFR 240.13e-4c))

Explanatory Note

On September 28, 2012, NGP Capital Resources Company ( the “Company”) filed a current report on Form 8-K (the “Original Report”) to report the Company was not in compliance with the requirements in NASDAQ Listing Rules 5605(b)(1) and 5605(c)(2)(A) which require, among other things, that a majority of the Company’s board of directors (the “Board”) be comprised of independent directors as defined in Rule 5605(a)(2) and that the Company’s Audit Committee be comprised of at least three independent members. This amendment to Form 8-K is being filed to update the disclosures provided in the Original Report.

Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On September 25, 2012, James R. Latimer, III tendered his resignation from his positions as a member of the Board of the Company, as a member of the Company’s Audit Committee, Nominating and Corporate Governance Committee, Compensation Committee and Valuation Committee and as the Chairman of the Company’s Audit Committee, citing his intention to accept an engagement as the Chief Restructuring Officer of ATP Oil & Gas Corp. (“ATP”), a counterparty to one of the Company’s portfolio investments. Due to the independence issues created by Mr. Latimer’s engagement by ATP, the Company accepted Mr. Latimer’s resignation.

On September 28, 2012, the Company filed a current report on Form 8-K to report that it had notified The NASDAQ Stock Market LLC (“NASDAQ”) on September 27, 2012 of Mr. Latimer’s resignation. As a result of Mr. Latimer’s resignation, the Company was not in compliance with NASDAQ Listing Rules 5605(b)(1) and 5605(c)(2)(A) which require, among other things, that a majority of the Board be comprised of independent directors as defined in Rule 5605(a)(2) and that the Company’s Audit Committee be comprised of at least three independent members.

On December 11, 2012, the Board appointed William K. White to the Board to fill the vacant seat created by Mr. Latimer’s resignation. On December 24, 2012, the Company received a letter from NASDAQ indicating that the Company has regained compliance with NASDAQ Listing Rules 5605(b)(1) and 5605(c)(2)(A).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Company has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

NGP Capital Resources Company

By: /s/ L. Scott Biar

L. Scott Biar

Chief Financial Officer

Date: December 27, 2012